Exhibit (e)(2)
EXHIBIT A
     THIS REVISED EXHIBIT A, dated as of June 10, 2011, is Exhibit A to that certain Underwriting Services Agreement dated as of July 1, 2010 between BNY MELLON DISTRIBUTORS INC and HIGHLAND FUNDS I. This Exhibit A is revised for the addition of Highland Floating Rate Opportunities Fund shall supersede all previous forms of this Exhibit A.
PORTFOLIOS
HIGHLAND LONG/SHORT EQUITY FUND
HIGHLAND HEALTHCARE FUND
HIGHLAND FLOATING RATE OPPORTUNITIES FUND

BNY MELLON DISTRIBUTORS INC.

By:	/s/ Bruno DiStefano

Name:	Bruno DiStefano

Title:	Vice President
Agreed:
HIGHLAND FUNDS I

By:	/s/ Brian Mitts

Name:	Brian Mitts

Title:	Treasurer